Exhibit 20.1

                              NOTICE OF REDEMPTION
                            OF REDEEMABLE WARRANTS OF
                            CYPRESS BIOSCIENCE, INC.

                                 October 1, 2003

             The Warrant exercise period expires on October 17, 2003

      CYPRESS BIOSCIENCE, INC. (the "Company" or "Cypress"), pursuant to the terms of the Warrants for the Purchase of Shares of Common Stock of the Company (the "Warrants") issued by the Company on March 28, 2002, is hereby notifying holders of the outstanding Warrants that it is exercising its right to redeem all outstanding Warrants. On October 20, 2003 (the "Redemption Date"), the Company will redeem and cancel all Warrants that have not been exercised by 5:00 p.m. (Pacific time) on October 17, 2003 by paying to the holders thereof a redemption price of $0.02 for each share of Common Stock purchasable under such Warrant (each, a "Warrant Share").

      Alternatively, holders of the Warrants may exercise their right to purchase shares of the Company's Common Stock by paying to the Company the exercise price of $3.09 per Warrant Share prior to 5:00 p.m. (Pacific time) on October 17, 2003. The closing bid price of the Company's Common Stock as traded on The Nasdaq SmallCap Market (symbol "CYPB") on September 29, 2003 was $8.01.

      In summary, there are two alternatives available to Warrant holders:

      1. Warrant holders may exercise their Warrants prior to 5:00 p.m. (Pacific time) on October 17, 2003 in accordance with the instructions set forth below under the heading "Exercise of Warrants."

      2.    Warrant   holders  may  submit  their  Warrants  for  redemption  in accordance with the instructions set forth below under the heading "Redemption of Warrants."

EXERCISE OF WARRANTS

      Holders seeking to exercise their Warrant(s) must physically surrender the following prior to 5:00 p.m. (Pacific time) on October 17, 2003: (i) their original Warrant(s), (ii) a completed Subscription for each Warrant so exercised (the Subscription is attached following the signature page to the Warrant(s)) and (iii) a certified check or official bank check made payable to Cypress Bioscience, Inc. by delivery to the Company at the following address:

                            Cypress Bioscience, Inc.
                         4350 Executive Drive, Suite 325
                               San Diego, CA 92121
                         Attn: Sabrina Martucci Johnson



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      If you wish to exercise  your  Warrant(s),  the Company  must  receive the
Warrant(s), the completed Subscription(s) and payment prior to 5:00 P.M. (Pacific time) on October 17, 2003, and after such time, the Warrants shall expire and shall represent only the right to have such Warrants redeemed. The Company will thereafter issue the requisite number of shares of Common Stock to the name and address appearing on the completed Subscription.

      As you know, the Company filed a Resale Prospectus, dated July 26, 2002 pursuant to which the Company registered for resale the Warrant Shares.

REDEMPTION OF WARRANTS

      Holders electing not to exercise their Warrants, but to effect the redemption thereof, must complete the enclosed Letter of Transmittal, which is incorporated herein by reference. Failure to complete the substitute Form W-9 in the Letter of Transmittal may result in withholding tax. Holders who wish to redeem their Warrant(s) must deliver such Warrant(s), together with the completed Letter of Transmittal, to the Company at the following address:

                            Cypress Bioscience, Inc.
                         4350 Executive Drive, Suite 325
                               San Diego, CA 92121
                         Attn: Sabrina Martucci Johnson

      If you wish to redeem your Warrant(s), the Company must receive the Warrant(s) and the completed Letter of Transmittal on or prior to October 20, 2003. The Company will issue a check representing the redemption price to each holder who elects to redeem its Warrant(s) on the Redemption Date as soon as practicable thereafter.

      Any questions regarding the exercise of the Warrants or the redemption of the Warrants should be directed to Denise L. Woolard or Maggie L. Wong of Cooley Godward LLP at (858) 550-6000.


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